EXHIBIT 5



                   MESIROV GELMAN JAFFE CRAMER & JAMIESON, LLP



(215) 994-1000



                                 March 29, 1999




Casino Resource Corporation
707 Bienville Blvd.
Ocean Springs, Mississippi  39564

      Re: Casino Resource Corporation Registration Statement on Form S-3 No. 333-72315 (the "Registration Statement")


Ladies and Gentlemen:

As  counsel  to  Casino  Resource  Corporation,  a  Minnesota  corporation  (the
"Company"), we are familiar with the corporate proceedings relating to the proposed registration on Form S-3 of 3,107,360 shares of the Company's common stock, $.01 par value, (the "Shares") to be offered and sold by the Selling Shareholders named in the Registration Statement.

We have examined the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we deemed appropriate for purposes of rendering this opinion. Based on the foregoing, it is our opinion that the Shares, when issued by the Company and released from escrow according to the terms of the governing documents, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                     Very truly yours,



                                     Mesirov Gelman Jaffe Cramer & Jamieson, LLP

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